EXECUTION

FIRST HORIZON ASSET SECURITIES INC.

REMIC MULTI-CLASS MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2007-AR1

TERMS AGREEMENT
(to Underwriting Agreement,
dated March 27, 2007
among the Company, First Horizon
Home Loan Corporation and the Underwriter)

First Horizon Asset Securities Inc.	New York, New York
4000 Horizon Way	March 27, 2007
Irving, Texas 75063

Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Underwriter”) agrees, subject to the terms and provisions herein and of the captioned Underwriting Agreement (the “Underwriting Agreement”), to purchase such Classes of Series 2007-AR1 Certificates specified in Section 2(a) hereof (the “Offered Certificates”). This letter supplements and modifies the Underwriting Agreement solely as it relates to the purchase and sale of the Offered Certificates described below. The Series 2007-AR1 Certificates are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-137018). Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement.

Section 1. The Mortgage Pools: The Series 2007-AR1 Certificates shall evidence the entire beneficial ownership interest in three mortgage pools (the “Mortgage Pools”) of conventional, adjustable rate, fully amortizing one- to four-family residential mortgage loans (the “Mortgage Loans”) having the following characteristics as of March 1, 2007 (the “Cut-off Date”):

(a) Aggregate Principal Amount of the Mortgage Pool: Approximately $327,213,272 aggregate principal balance as of the Cut-off Date, subject to an upward or downward variance of up to 5%, the precise aggregate principal balance to be determined by the Company.

(b) Original Terms to Maturity: The original term to maturity of each Mortgage Loan included in the Mortgage Pools shall be between 240 and 360 months.

Section 2. The Certificates: The Offered Certificates shall be issued as follows:

(a) Classes: The Offered Certificates shall be issued with the following Class designations, interest rates and principal balances, subject in the aggregate to the variance referred to in Section 1(a) and, as to any particular Class, to an upward or downward variance of up to 5%:

Class	Class Principal Balance	Pass-Through Rate	Class Purchase Price Percentage	Required Rating Fitch/S&P
I-A-1	$193,851,130.00	Variable(1)	100.609375000%	AAA/AAA
I-A-2	$7,030,870.00	Variable(1)	100.609375000%	AAA/AAA
I-A-R	$100.00	Variable(1)	100.609375000%	AAA/AAA
II-A-1	$67,590,000.00	Variable(1)	100.574218750%	AAA/AAA
III-A-1	$45,633,000.00	Variable(1)	100.667968750%	AAA/AAA
III-A-2	$1,655,000.00	Variable(1)	100.667968750%	AAA/AAA
_______
(1)	The interest rates for these classes of Certificates are variable and will be calculated as described in the Prospectus Supplement.

(b) The Offered Certificates shall have such other characteristics as described in the related Prospectus.

Section 3. Purchase Price: The Purchase Price for each Class of the Offered Certificates shall be the Class Purchase Price Percentage therefor (as set forth in Section 2(a) above) of the initial Class Principal Balance thereof plus accrued interest at the applicable per annum Pass-Through Rate set forth in 2(a) above from and including the Cut-off Date up to, but not including, March 30, 2007 (the “Closing Date”).

Section 4. Required Ratings: The Offered Certificates shall each have received Required Ratings from Fitch and S&P.

Section 5. Tax Treatment: One or more elections will be made to treat the assets of the Trust Fund as a REMIC.

Section 6. Final Structure Due Date: The Final Structure Due Date for purposes of Section 16 of the Underwriting Agreement is March 23, 2007.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Underwriter, First Horizon Home Loan Corporation and the Company.

Very truly yours,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:
Name:
Title:

The foregoing Agreement is
hereby confirmed and accepted
as of the date first above written.

FIRST HORIZON ASSET SECURITIES INC.

By:
Name: Alfred Chang
Title: Vice President

FIRST HORIZON HOME LOAN CORPORATION

By:
Name: Terry McCoy
Title: Executive Vice President